EXHIBIT 99.1

LTX-Credence Announces First Quarter Results

NORWOOD, Mass., Nov. 22, 2011 (GLOBE NEWSWIRE) -- LTX-Credence Corporation (Nasdaq:LTXC), a global provider of market focused, cost-optimized semiconductor test solutions, today announced financial results for its fiscal quarter ended October 31, 2011.

Net sales for the quarter were $33,752,000, compared to the prior quarter net sales of $62,669,000. Net loss for the quarter was $(4,909,000), or $(0.10) per share on a GAAP basis. Excluding the impact of special items totaling $161,000, and amortization of purchased intangible assets of $791,000, net loss for the quarter was $(3,957,000), or $(0.08) per share on a non-GAAP basis.

Dave Tacelli, chief executive officer and president, commented, "As expected, the current business environment is challenging as weak economic conditions impacted our business at rates consistent with the rest of the industry. The January quarter is typically the most seasonally weak quarter of our fiscal year, and combined with current industry conditions, we believe it will also represent the bottom of this cycle.

During this time we remain focused on the future by winning new accounts in our target markets, transitioning customers we've won into volume production, and advancing our differentiation by introducing several new products this fiscal year."

Second Quarter Fiscal 2012 Outlook

For the fiscal quarter ending January 31, 2012, net sales are expected to be in the range of $26 million to $30 million.  Non-GAAP net loss is expected to be in the range of $(0.20) to $(0.15) per share, assuming 49 million shares outstanding. The non-GAAP net loss guidance excludes amortization of purchased intangible assets of approximately $0.8 million.

The Company will conduct a conference call today, November 22, 2011, at 10:00 AM EST to discuss this release. The conference call may be accessed via telephone by dialing 877.853.5334. The conference call will also be simulcast on the "Investor" link at the LTX-Credence web site (www.ltxc.com).  Audio replays of the call can be heard through December 22, 2011 via telephone by dialing 855.859.2056, Conference ID number 24857480 or by visiting our web site at www.ltxc.com.

Information About Non-GAAP Measures

LTX-Credence supplements its GAAP financial results by providing non-GAAP measures to evaluate the operating performance of the Company. Non-GAAP net loss for the quarter ended October 31, 2011 excludes the amortization of purchased intangible assets and other special items. Management finds these non-GAAP measures to be useful for internal comparison to historical operating results as well as to the operating results of its competitors, and believes that this information is useful to investors for the same purposes. A reconciliation between the Company's GAAP and non-GAAP results is provided in the attached tables. Readers are reminded that non-GAAP information is merely a supplement to, and not a replacement for, GAAP financial measures.

Safe Harbor for Forward-Looking Statements

Statements in this release regarding guidance for LTX-Credence's second fiscal quarter, including the financial guidance on revenue and earnings or loss per share, financial operating results including net income or loss and earnings or loss per share, management's expectations as to the future condition of LTX-Credence's industry and the overall economic environment, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward‑looking statements within the meaning of the United States securities laws, including the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "targets", "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions) should also be considered to be forward‑looking statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results or events to differ materially from those stated or implied, including but not limited to: uncertain global economic and industry conditions, fluctuations in business and consumer spending; fluctuations in our product and service demand and operating results; risks related to the development and timely delivery of new products, options and software applications; as well as the other risks described in our filings with the U.S. Securities and Exchange Commission, including those included under the heading "Business Risks" in our Annual Report on Form 10-K for the fiscal year ended July 31, 2011. LTX-Credence disclaims any intention or obligation to update any forward‑looking statements as a result of developments occurring after the date of this press release.

About LTX-Credence Corporation

LTX-Credence is a global provider of semiconductor test solutions designed to deliver value through innovation enabling customers to implement best-in-class test strategies to maximize their profitability. LTX-Credence addresses the broad, divergent test requirements of the wireless, computing, automotive and entertainment market segments, offering a comprehensive portfolio of technologies, the largest installed base in the Asia-Pacific region, and a global network of strategically deployed applications and support resources. Additional information can be found at www.ltxc.com.

LTX-Credence and LTXC are trademarks of LTX-Credence Corporation.

All other trademarks are the property of their respective owners.

LTX-Credence Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

ASSETS	October 31, 2011	July 31, 2011
Current assets
Cash and cash equivalents	$ 58,843	$ 123,198
Marketable securities	93,989	39,417
Accounts receivable - trade, net	24,363	42,646
Accounts receivable - other, net	839	408
Inventories, net	28,020	21,145
Prepaid expenses and other current assets	3,788	4,368
Total current assets	209,842	231,182

Property and equipment, net	20,120	20,827
Intangible assets, net	5,526	6,317
Goodwill	43,030	43,030
Other assets	709	759
Total assets	$ 279,227	$ 302,115

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 7,684	$ 15,232
Other accrued expenses	20,403	24,677
Deferred revenues and customer advances	4,348	5,589
Total current liabilities	32,435	45,498

Other long-term liabilities	15,573	15,897
Stockholder's equity	231,219	240,720
Total liabilities and stockholders' equity	$ 279,227	$ 302,115

LTX-Credence Corporation
Consolidated Statements of Operations
(in thousands, except earnings per share data)
(unaudited)
	Three Months Ended
	October 31,
	2011	2010

Net sales	$ 33,752	$ 75,647
Cost of sales	15,715	28,401
Gross profit	18,037	47,246

Engineering and product development expenses	12,916	12,979
Selling, general, and administrative expenses	9,321	13,165
Amortization of purchased intangible assets	791	1,490
Restructuring	46	116
(Loss) income from operations	(5,037)	19,496

Other income, net	250	192
(Loss) Income before provision for income taxes	(4,787)	19,688
Provision for income taxes	122	13
Net (loss) income	$ (4,909)	$ 19,675

Net (loss) income per share:

Basic	$ (0.10)	$ 0.40
Diluted	$ (0.10)	$ 0.39

Weighted average shares outstanding:

Basic	49,487	49,161
Diluted	49,487	49,888

LTX-Credence Corporation
Reconciliation of GAAP Net (Loss) Income to Non-GAAP Net (Loss) Income
(In thousands, except per share amounts)
(unaudited)

	Three Months	Basic	Diluted	Three Months	Basic	Diluted
	Ended	Earnings	Earnings	Ended	Earnings	Earnings
	October 31, 2011	Per Share	Per Share	October 31, 2010	Per Share	Per Share

GAAP net (loss) income	$ (4,909)	$ (0.10)	$ (0.10)	$ 19,675	$ 0.40	$ 0.39
Restructuring	46	--	--	116	--	--
Merger-related expenses	115	--	--	--	--	--
Amortization of purchased intangible assets	791	0.02	0.02	1,490	0.03	0.03

Non-GAAP net (loss) income	$ (3,957)	$ (0.08)	$ (0.08)	$ 21,281	$ 0.43	$ 0.42

Weighted average shares outstanding:		49,487	49,487		49,161	49,888
CONTACT: Rich Yerganian, LTX-Credence Corporation
         Tel. 781.467.5063
         Email rich_yerganian@ltxc.com